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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                     BINGHAM FINANCIAL SERVICES CORPORATION
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                              (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  090433 10 3
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                                 (CUSIP Number)

                                 April 1, 2002
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 090433 10 3                 13G                     PAGE 2 OF 5 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        LOIS T. SHIFFMAN
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States
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    Number of
                           5       Sole Voting Power

     Shares                        202,634
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   89,500
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        202,634
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    89,500
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        292,134
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        11.797%
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 12     Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------


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CUSIP NO. 090433 10 3                 13G                     PAGE 3 OF 5 PAGES

ITEM 1.

         (a)      NAME OF ISSUER.

                  The issuer of the securities with respect to which this statement on Schedule 13G (the "Statement") is being filed is Bingham Financial Services Corporation, a Michigan corporation (the "Issuer").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  The address of the Issuer's principal executive offices is 260
                  E. Brown Street, Suite 200, Birmingham, Michigan 48009.
ITEM 2.

         (a)      NAME OF PERSON FILING.

                  This Statement is being filed by the following persons:

                  Lois T. Shiffman

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

                  5315 Isle Royal Court
                  West Bloomfield, Michigan 48323

         (c)      CITIZENSHIP.

                  Lois T. Shiffman is a United States citizen.

         (d)      TITLE OF CLASS OF SECURITIES.

                  Common Stock,  no par value

         (e)      CUSIP NUMBER.

                  090433 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.



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CUSIP NO. 090433 10 3                 13G                     PAGE 4 OF 5 PAGES

ITEM 4.           OWNERSHIP.

                  (a)     Amount Beneficially Owned:                  292,134 (1)

                  (b)     Percent of Class:                           11.797% (2)

                  (c) Number of shares as to which such person has:

                         (i)      sole power to vote or to direct the vote:                    202,634
                         (ii)     shared power to vote or to direct the vote:                   89,500
                         (iii)    sole power to dispose or to direct the disposition of:       202,634
                         (iv)     shared power to dispose or to direct the disposition of:      89,500

         (1) Includes (a) 202,634 shares held by Ms. Shiffman individually,
(b) 22,500 shares of common stock held by the 1997 Shiffman Charitable Remainder Trust, of which Mrs. Shiffman is the co-trustee, and (c) 67,000 shares of common stock held by the Estate of Milton M. Shiffman, of which Mrs. Shiffman is a co-personal representative .

         (2) Based upon 2,476,321 shares Bingham Financial Services Corporation common stock outstanding as of May 1, 2002.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.


                  Not applicable (this Statement is being filed pursuant to Rule 13d-1(d)).


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Dated:   May 1, 2002

                                         /s/ Lois T. Shiffman
                                         ---------------------------------------
                                         Lois T. Shiffman